DESERT VENTURES, INC.

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my report dated December 2nd, 2004, entitled "Summary Report for the Poison Gulch Property Owyhee County, Idaho", in the Amendment No. 4 to Form SB-2 Registration Statement dated November 30, 2005, to be filed by Maneki Mining Inc. with the United States Securities and Exchange Commission. I further concur with the summary of my reports on the mineral properties of Maneki Mining Inc. included in the Amendment No. 4 to Form SB-2 and agree to being named as an expert in the Amendment No. 4 to Form SB-2.

Dated the 30th day of November, 20

REGISTERED GEOLOGIST
DOYLE KENNETH BROOK JR.
11-30-05
3669
STATE OF CALIFORNIA

Doyle Kenneth Brook Jr.
Consulting Geologist

2305 Pleasure Dr. • Reno, Nevada 89509 • (775) 825-0719